Exhibit 99.1

News Release For more information, please contact: MEDIA: Mike Cummins 312-549-5257 Michael.Cummins@conagra.com INVESTORS: Melissa Napier 312-549-5738 IR@conagra.com

F O R I M M E D I A T E R E L E A S E

CONAGRA BRANDS REPORTS FY22 FOURTH QUARTER AND FULL-YEAR RESULTS

Provides fiscal 2023 guidance

CHICAGO, July 14, 2022— Today Conagra Brands, Inc. (NYSE: CAG) reported results for the fourth quarter and full fiscal year 2022, which ended on May 29, 2022. All comparisons are against the prior-year fiscal period, unless otherwise noted. Certain terms used in this release, including “Organic net sales,” “EBITDA,” “Two-year compounded annualized,” and certain “adjusted” results, are defined under the section entitled “Definitions.” See page 7 for more information.

Highlights

●	Fourth quarter:
o	Net sales increased 6.2% and organic net sales increased 6.8%.
o	Operating margin decreased 310 basis points to 7.4%; adjusted operating margin increased 96 basis points to 15.0%.
o	Diluted earnings per share from continuing operations (EPS) for the fourth quarter declined 48.4% to $0.33 and adjusted EPS increased 20.4% to $0.65.
●	Full year fiscal 2022:
o	Net sales increased 3.1% and organic net sales increased 3.8%. On a two-year compounded annualized basis, fiscal 2022 net sales increased 2.1% and organic net sales increased 4.4%.
o	Operating margin decreased 421 basis points to 11.7%; adjusted operating margin decreased 312 basis points to 14.4%.
o	EPS for fiscal 2022 declined 30.8% to $1.84; adjusted EPS declined 10.6% to $2.36. On a two-year compounded annualized basis, FY22 EPS increased 3.5% and adjusted EPS increased 1.7%.
●	The Company is providing fiscal 2023 guidance to reflect:
o	Organic net sales growth of 4% to 5% compared to fiscal 2022
o	Adjusted operating margin of approximately 15%
o	Adjusted EPS growth of 1% to 5% compared to fiscal 2022

CEO Perspective

Sean Connolly, president and chief executive officer of Conagra Brands, commented, “Throughout fiscal 2022 our team took decisive actions to offset inflation and invest in our business. I'm pleased that our brands continued to resonate with consumers, and we continued to grow share."

He continued, “I was also pleased to see margin improvement materialize in the fourth quarter in Grocery & Snacks and Foodservice. This represents an important inflection that we expect will extend to our Refrigerated & Frozen and International businesses as fiscal 2023 progresses.”

CONAGRA BRANDS

Total Company Fourth Quarter Results

In the quarter, net sales increased 6.2% to $2.9 billion. The increase in net sales primarily reflects:

●	a 0.5% decrease from the sale of the Egg Beaters business (the Sold Business);
●	a 0.1% decrease from the impact of foreign exchange;
●	a 6.8% increase in organic net sales.

The 6.8% increase in organic net sales was driven by a 13.2% improvement in price/mix, which was partially offset by a 6.4% decrease in volume. Price/mix was driven by the Company's inflation-driven pricing actions that were reflected in the marketplace throughout the quarter and favorable brand mix. The volume decrease was primarily a result of the elasticity impact from inflation-driven pricing actions.

Gross profit decreased 1.1% to $713 million in the quarter and adjusted gross profit increased 0.3% to $723 million. Gross profit in the quarter benefited from higher organic net sales, supply chain realized productivity, lower COVID-19 pandemic-related expenses, and cost synergies associated with the Pinnacle Foods acquisition. These benefits, however, were not enough to offset the impacts of cost of goods sold inflation of 17.3% and the lost profit from the Sold Business. Gross margin decreased 183 basis points to 24.5% in the quarter and adjusted gross margin decreased 147 basis points to 24.9%.

Selling, general, and administrative expense (SG&A), which includes advertising and promotion expense (A&P), increased 14.7% to $499 million in the quarter primarily due to brand impairment charges. Adjusted SG&A, which excludes A&P, decreased 7.8% to $242 million driven by decreased incentive and deferred compensation.

A&P for the quarter decreased 38.7% to $46 million, driven primarily by lapping increased investment in the prior year period.

Net interest expense was $96 million in the quarter, a decrease of 2.1% or $2 million compared to the prior-year period.

The average diluted share count was flat compared to the prior-year period at 482 million shares.

In the quarter, net income attributable to Conagra Brands decreased 48.6% to $159 million, or $0.33 per diluted share. Adjusted net income attributable to Conagra Brands increased 20.6% to $314 million, or $0.65 per diluted share in the quarter, driven primarily by an increase in operating profit and a strong performance from the Company's Ardent Mills joint venture.

Adjusted EBITDA, which includes equity method investment earnings and pension and postretirement non-service income, increased 13.5% to $591 million in the quarter, primarily driven by an increase in adjusted operating profit and a strong performance from the Company's Ardent Mills joint venture.

Total Company Fiscal 2022 Results

For the full fiscal year, net sales increased 3.1% to $11.5 billion. The growth in net sales primarily reflects:

●	a 0.8% net decrease from the sale of the H.K. Anderson business, the Peter Pan peanut butter business, and the Egg Beaters business (collectively, the Sold Businesses); and
●	a 0.1% increase from the favorable impact of foreign exchange
●	a 3.8% increase in organic net sales.

For the full fiscal year, gross profit decreased 10.7% to $2.8 billion and adjusted gross profit decreased 10.5% to $2.9 billion. The benefits from supply chain realized productivity, higher organic net sales, lower COVID-19 pandemic-related expenses, and cost synergies associated with the Pinnacle Foods acquisition were not enough to offset the impacts from cost of goods sold inflation of 16.4%, the lost profit from the Sold Businesses, and elevated supply chain operating costs. Gross margin decreased 382 basis points to 24.6% and adjusted gross margin decreased 378 basis points to 24.8%.

CONAGRA BRANDS

For the full fiscal year, EPS decreased 30.8% to $1.84 and adjusted EPS decreased 10.6% to $2.36, driven by a decrease in adjusted operating profit.

For the full fiscal year, the Company generated $1.2 billion in net cash flows from operating activities and $713 million of free cash flow.

Grocery & Snacks Segment Fourth Quarter Results

Reported and organic net sales for the Grocery & Snacks segment increased 7.2% to $1.2 billion in the quarter.

In the quarter, price/mix increased 14.4%  and volume decreased 7.2%. Price/mix was primarily driven by favorability in inflation-driven pricing coupled with favorable brand mix. The volume decline was primarily due to the elasticity impact from inflation-driven pricing actions. In the quarter, the Company gained share in staples categories such as syrup and refried beans, and snacking categories including microwave popcorn and meat snacks.

Operating profit for the segment decreased 19.9% to $163 million in the quarter. Adjusted operating profit increased 17.0% to $255 million, as the negative impact of cost of goods sold inflation was more than offset by higher organic net sales, supply chain realized productivity, lower COVID-19 pandemic related expenses, lower A&P investment, and cost synergies associated with the Pinnacle Foods acquisition.

Refrigerated & Frozen Segment Fourth Quarter Results

Net sales for the Refrigerated & Frozen segment increased 3.4% to $1.2 billion in the quarter reflecting:

●	a 0.9% decrease from the impact of the Sold Business; and
●	a 4.3% increase in organic net sales.

On an organic net sales basis, price/mix increased 12.4%  and volume decreased 8.1% . Price/mix was primarily driven by favorability in inflation-driven pricing coupled with favorable brand mix. The volume decline was primarily due to the elasticity impact from inflation-driven pricing actions. In the quarter, the Company gained share in categories such as frozen single serve meals, frozen meat substitutes, and frozen desserts.

Operating profit for the segment decreased 34.4% to $77 million in the quarter. Adjusted operating profit decreased 6.4% to $185 million as the benefits of higher organic net sales, supply chain realized productivity, lower A&P investment, decreased COVID-19 related expenses, and cost synergies associated with the Pinnacle Foods acquisition were more than offset by cost of goods sold inflation and lost profit from the segment’s Sold Business.

Foodservice Segment Fourth Quarter Results

Net sales for the Foodservice segment increased 21.5% to $287 million in the quarter reflecting:

●	a 0.1% decrease from the impact of the Sold Business; and
●	a 21.6% increase in organic net sales.

On an organic net sales basis, volume increased 4.5% as restaurant traffic continued to improve from the impacts of the COVID-19 pandemic, partially offset by the elasticity impact from inflation-driven pricing actions. Price/mix was favorable 17.1% in the quarter, primarily driven by inflation-driven pricing and favorable product mix.

Operating profit for the segment increased  13.2% to $22 million in the quarter. Adjusted operating profit increased 53.0% to $29 million as the benefits of higher organic net sales and supply chain realized productivity more than offset the impact of cost of goods sold inflation.

CONAGRA BRANDS

International Segment Fourth Quarter Results

Net sales for the International segment increased 0.9% to $231 million in the quarter reflecting:

●	a 1.5% decrease from the unfavorable impact of foreign exchange; and
●	a 2.4% increase in organic net sales.

On an organic net sales basis, price/mix increased 5.6% and volume decreased 3.2%. The price/mix increase was driven by inflation-justified pricing. Volume decreased primarily due to the elasticity impact from inflation-driven pricing actions.

Operating profit for the segment decreased 78.4% to $6 million in the quarter. Adjusted operating profit decreased 25.7% to $20 million as the benefits of higher organic net sales and supply chain realized productivity were more than offset by cost of goods sold inflation and the unfavorable impact of foreign exchange.

Other Fourth Quarter Items

Corporate expenses decreased 33.3% to $53 million in the quarter and adjusted corporate expense decreased 30.8% to $55 million in the quarter primarily as a result of lower incentive compensation expense.

Pension and post-retirement non-service income was $19 million in the quarter compared to $13 million of income in the prior-year period.

In the quarter, equity method investment earnings were $48 million. The 42.1% increase on a reported basis was primarily driven by favorable market conditions for the Ardent Mills joint venture, and the venture's effective management through recent volatility in the wheat markets.

In the quarter, the effective tax rate was 14.4% compared to (32.0)% in the prior-year period. The adjusted effective tax rate was 22.3% compared to 21.3% in the prior-year period.

In the quarter, the Company paid a dividend of $0.3125 per share.

Outlook

The Company expects cost of goods sold inflation to continue into fiscal 2023 and has communicated additional pricing increases that will take effect in the second quarter of FY23. Guidance anticipates gross inflation (input cost inflation before the impacts of hedging and other sourcing benefits) in low-teen levels. Guidance also assumes volume elasticities increase from fiscal 2022 levels but remain below historical levels. The Company does not expect the elevated performance that its joint venture, Ardent Mills, delivered in the back half of fiscal 2022 to continue throughout fiscal 2023.

The Company is providing the following guidance for fiscal 2023:

●	Organic net sales growth is expected to be 4% to 5% compared to fiscal 2022
●	Adjusted operating margin is expected to be approximately 15%
●	Adjusted diluted EPS growth is expected to be 1% to 5% compared to fiscal 2022
●	Capital expenditures of approximately $500M
●	Interest expense of approximately $410M
●	Effective tax rate of approximately 24%
●	Pension income of approximately $25M

The inability to predict the amount and timing of the impacts of foreign exchange, acquisitions, divestitures, and other items impacting comparability makes a detailed reconciliation of forward-looking non-GAAP financial measures impracticable. Please see the end of this release for more information.

CONAGRA BRANDS

Items Affecting Comparability of EPS

The following are included in the $0.33 EPS for the fourth quarter of fiscal 2022 (EPS amounts rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

●	Approximately $0.02 per diluted share of net expense related to restructuring plans
●	Approximately $0.33 per diluted share of net expense related to brand impairment charges, primarily related to Duncan Hines and Gardein
●	Approximately $0.01 per diluted share of net benefit related to legal matters
●	Approximately $0.01 per diluted share of net benefit related to environmental matters
●	Approximately $0.02 per diluted share of net expense from fire-related costs
●	Approximately $0.03 per diluted share of net benefit related to unusual tax items

The following are included in the $0.64 EPS for the fourth quarter of fiscal 2021 (EPS amounts rounded and after tax).  Please see the reconciliation schedules at the end of this release for additional details.

●	Approximately $0.02 per diluted share of net expense related to restructuring plans
●	Approximately $0.01 per diluted share of net benefit related to corporate hedging derivative gains
●	Approximately $0.14 per diluted share of net expense related to brand impairment charges, primarily related to Udi's
●	Approximately $0.24 per diluted share of net non-cash income tax benefits associated with a restructuring of the ownership of our interest in the Ardent Mills joint venture
●	Approximately $0.03 per diluted share of net benefit related to a release of a valuation allowance on our capital loss carryforward primarily related to the Egg Beaters divestiture
●	Approximately $0.02 per diluted share of negative impact due to rounding

Definitions

Organic net sales excludes, from reported net sales, the impacts of foreign exchange, divested businesses and acquisitions, as well as the impact of any 53rd week. All references to changes in volume and price/mix throughout this release are on an organic net sales basis.

References to adjusted items throughout this release refer to measures computed in accordance with GAAP less the impact of items impacting comparability. Items impacting comparability are income or expenses (and related tax impacts) that management believes have had, or are likely to have, a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, and are not indicative of the Company’s core operating results. These items thus affect the comparability of underlying results from period to period.

References to earnings before interest, taxes, depreciation, and amortization (EBITDA) refer to net income attributable to Conagra Brands before the impacts of discontinued operations, income tax expense (benefit), interest expense, depreciation, and amortization. References to adjusted EBITDA refer to EBITDA before the impacts of items impacting comparability.

References to two-year compounded annualized numbers are calculated as: ([(1 + current year period’s growth rate) * (1 + prior year period’s growth rate)] ^ 0.5) – 1.

Discussion of Results

Conagra Brands will host a webcast and conference call at 9:30 a.m. Eastern time today to discuss the results. The live audio webcast and presentation slides will be available on www.conagrabrands.com/investor-relations under Events & Presentations. The conference call may be accessed by dialing 1-877-883-0383 for participants in the U.S. and 1-412-902-6506 for all other participants and using passcode 7662840. Please dial in 10 to 15 minutes prior to the call start time. Following the Company's remarks, the conference call will include a question-and-answer session with the investment community. A replay of the webcast will be available on www.conagrabrands.com/investor-relations under Events & Presentations until July 14, 2023.

CONAGRA BRANDS

About Conagra Brands

Conagra Brands, Inc. (NYSE: CAG), headquartered in Chicago, is one of North America's leading branded food companies. Guided by an entrepreneurial spirit, Conagra Brands combines a rich heritage of making great food with a sharpened focus on innovation. The Company's portfolio is evolving to satisfy people's changing food preferences. Conagra's iconic brands, such as Birds Eye®, Duncan Hines®, Healthy Choice®, Marie Callender's®, Reddi-wip®, and Slim Jim®, as well as emerging brands, including Angie's® BOOMCHICKAPOP®, Duke's®, Earth Balance®, Gardein®, and Frontera®, offer choices for every occasion. For more information, visit www.conagrabrands.com.

Note on Forward-looking Statements

The information contained in this document includes forward-looking statements within the meaning of the federal securities laws. Examples of forward-looking statements include statements regarding our expected future financial performance or position, results of operations, business strategy, plans and objectives of management for future operations, and other statements that are not historical facts. You can identify forward-looking statements by their use of forward-looking words, such as "may", "will", "anticipate", "expect", "believe", "estimate", "intend", "plan", "should", "seek", or comparable terms. Readers of this document should understand that these forward-looking statements are not guarantees of performance or results. Forward-looking statements provide our current expectations and beliefs concerning future events and are subject to risks, uncertainties, and factors relating to our business and operations, all of which are difficult to predict and could cause our actual results to differ materially from the expectations expressed in or implied by such forward-looking statements. These risks, uncertainties, and factors include, among other things: the risk that the cost savings and any other synergies from the acquisition of Pinnacle Foods, Inc. (the "Pinnacle acquisition") may not be fully realized or may take longer to realize than expected; the risk that the Pinnacle acquisition may not be accretive within the expected timeframe or to the extent anticipated;  the risks that the Pinnacle acquisition and related integration will create disruption to the Company and its management and impede the achievement of business plans; risks related to our ability to achieve the intended benefits of other recent acquisitions and divestitures; risks associated with general economic and industry conditions; risks associated with our ability to successfully execute our long-term value creation strategies; risks related to our ability to deleverage on currently anticipated timelines, and to continue to access capital on acceptable terms or at all; risks related to our ability to execute operating and restructuring plans and achieve targeted operating efficiencies from cost-saving initiatives, and to benefit from trade optimization programs; risks related to the effectiveness of our hedging activities and ability to respond to volatility in commodities;  risks related to the Company's competitive environment and related market conditions; risks related to our ability to respond to changing consumer preferences and the success of our innovation and marketing investments; risks related to the ultimate impact of any product recalls and litigation, including litigation related to the lead paint and pigment matters, as well as any securities litigation, including securities class action lawsuits; risk associated with actions of governments and regulatory bodies that affect our businesses, including the ultimate impact of new or revised regulations or interpretations; risks related to the impact of the COVID-19 pandemic on our business, suppliers, consumers, customers, and employees; risks related to our forecasts of consumer eat-at-home habits as the impacts of the COVID-19 pandemic abate; risks related to the availability and prices of supply chain resources, including raw materials, packaging, and transportation, including any negative effects caused by changes in inflation rates, weather conditions, health pandemics or outbreaks of disease, actual or threatened hostilities or war, or other geopolitical uncertainty; disruptions or inefficiencies in our supply chain and/or operations, including from the COVID-19 pandemic; risks related to disruptions in the global economy caused by the ongoing conflict between Russia and Ukraine; risks associated with actions by our customers, including changes in distribution and purchasing terms; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; risks related to a material failure in or breach of our or our vendors' information technology systems; the amount and timing of future dividends, which remain subject to Board approval and depend on market and other conditions; risks related to the Company’s ability to execute on its strategies or achieve expectations related to environmental, social, and governance matters, including as a result of evolving legal, regulatory, and other standards processes, and assumptions, the pace of scientific and technological developments, increased costs, the availability of  requisite financing, and changes in carbon markets; and other risks described in our reports filed from time to time with the SEC. We caution readers not to place undue reliance on any forward-looking statements included in this document, which speak only as of the date of this document. We undertake no responsibility to update these statements, except as required by law.

CONAGRA BRANDS

Note on Non-GAAP Financial Measures

This document includes certain non-GAAP financial measures, including adjusted EPS, organic net sales, adjusted gross profit, adjusted operating profit, adjusted SG&A, adjusted corporate expenses, adjusted gross margin, adjusted operating margin, adjusted effective tax rate, adjusted net income attributable to Conagra Brands, free cash flow, net debt, net leverage ratio, and adjusted EBITDA. Management considers GAAP financial measures as well as such non-GAAP financial information in its evaluation of the Company’s financial statements and believes these non-GAAP measures provide useful supplemental information to assess the Company’s operating performance and financial position. These measures should be viewed in addition to, and not in lieu of, the Company’s diluted earnings per share, operating performance and financial measures as calculated in accordance with GAAP.

Certain of these non-GAAP measures, such as organic net sales, adjusted operating margin, and adjusted EPS are forward-looking. Historically, the Company has excluded the impact of certain items impacting comparability, such as, but not limited to, restructuring expenses, the impact of the extinguishment of debt, the impact of foreign exchange, the impact of acquisitions and divestitures, hedging gains and losses, impairment charges, the impact of legacy legal contingencies, and the impact of unusual tax items, from the non-GAAP financial measures it presents. Reconciliations of these forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort, due to the uncertainty and inherent difficulty of predicting the occurrence and the financial impact of such items impacting comparability and the periods in which such items may be recognized. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The Company identifies these amounts as items that impact comparability within the discussion of unallocated Corporate results.

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

	FOURTH QUARTER
	Thirteen Weeks Ended	Thirteen Weeks Ended
	May 29, 2022	May 30, 2021	Percent Change
Net sales	$2,910.0	$2,739.5	6.2%
Costs and expenses:
Cost of goods sold	2,196.6	2,017.8	8.9%
Selling, general and administrative expenses	499.3	435.3	14.7%
Pension and postretirement non-service income	(19.0)	(13.3)	43.9%
Interest expense, net	96.2	98.4	(2.1)%
Income before income taxes and equity method investment earnings	136.9	201.3	(32.0)%
Income tax expense (benefit)	26.7	(75.2)	N/A
Equity method investment earnings	47.5	33.4	42.1%
Net income	$157.7	$309.9	(49.1)%
Less: Net income (loss) attributable to noncontrolling interests	(1.2)	0.4	N/A
Net income attributable to Conagra Brands, Inc.	$158.9	$309.5	(48.6)%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$0.33	$0.64	(48.4)%
Weighted average shares outstanding	480.4	480.6	(0.0)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$0.33	$0.64	(48.4)%
Weighted average share and share equivalents outstanding	482.5	482.7	(0.0)%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Statements of Earnings

(in millions)

	FOURTH QUARTER YEAR TO DATE
	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	May 29, 2022	May 30, 2021	Percent Change
Net sales	$11,535.9	$11,184.7	3.1%
Costs and expenses:
Cost of goods sold	8,697.1	8,005.5	8.6%
Selling, general and administrative expenses	1,492.8	1,403.0	6.4%
Pension and postretirement non-service income	(67.3)	(54.5)	23.5%
Interest expense, net	379.9	420.4	(9.6)%
Income before income taxes and equity method investment earnings	1,033.4	1,410.3	(26.7)%
Income tax expense	290.5	193.8	49.9%
Equity method investment earnings	145.3	84.4	72.2%
Net income	$888.2	$1,300.9	(31.7)%
Less: Net income attributable to noncontrolling interests	—	2.1	(100.0)%
Net income attributable to Conagra Brands, Inc.	$888.2	$1,298.8	(31.6)%

Earnings per share - basic
Net income attributable to Conagra Brands, Inc.	$1.85	$2.67	(30.7)%
Weighted average shares outstanding	480.3	485.8	(1.1)%

Earnings per share - diluted
Net income attributable to Conagra Brands, Inc.	$1.84	$2.66	(30.8)%
Weighted average share and share equivalents outstanding	482.2	487.8	(1.1)%

CONAGRA BRANDS

Conagra Brands, Inc.

Consolidated Balance Sheets

(in millions)

	May 29, 2022	May 30, 2021
ASSETS
Current assets
Cash and cash equivalents	$83.3	$79.2
Receivables, less allowance for doubtful accounts of $3.9 and $3.2	867.4	793.9
Inventories	1,939.7	1,709.7
Prepaid expenses and other current assets	116.3	95.0
Current assets held for sale	27.0	24.3
Total current assets	3,033.7	2,702.1
Property, plant and equipment, net	2,713.9	2,572.0
Goodwill	11,329.2	11,338.9
Brands, trademarks and other intangibles, net	3,853.1	4,124.6
Other assets	1,473.3	1,344.7
Noncurrent assets held for sale	31.9	113.3
	$22,435.1	$22,195.6
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Notes payable	$184.3	$707.4
Current installments of long-term debt	707.3	23.1
Accounts payable	1,864.6	1,655.9
Accrued payroll	151.7	175.2
Other accrued liabilities	609.2	743.0
Current liabilities held for sale	1.7	1.6
Total current liabilities	3,518.8	3,306.2
Senior long-term debt, excluding current installments	8,088.2	8,275.2
Other noncurrent liabilities	1,963.5	1,979.6
Noncurrent liabilities held for sale	2.4	3.2
Total stockholders' equity	8,862.2	8,631.4
	$22,435.1	$22,195.6

CONAGRA BRANDS

Conagra Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(in millions)

	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	May 29, 2022	May 30, 2021
Cash flows from operating activities:
Net income	$888.2	$1,300.9
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	375.4	387.7
Asset impairment charges	284.8	95.5
Loss on extinguishment of debt	—	68.7
Gain on divestitures	—	(65.5)
Equity method investment earnings in excess of distributions	(66.3)	(27.9)
Stock-settled share-based payments expense	26.1	63.9
Contributions to pension plans	(11.5)	(27.6)
Pension benefit	(54.4)	(38.3)
Other items	(46.6)	9.1
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Receivables	(69.5)	66.1
Inventories	(232.8)	(364.3)
Deferred income taxes and income taxes payable, net	(8.7)	(92.5)
Prepaid expenses and other current assets	(10.1)	(8.5)
Accounts payable	223.6	141.4
Accrued payroll	(23.5)	(14.3)
Other accrued liabilities	(71.9)	(60.2)
Deferred employer payroll taxes	(25.5)	33.9
Net cash flows from operating activities	1,177.3	1,468.1
Cash flows from investing activities:
Additions to property, plant and equipment	(464.4)	(506.4)
Proceeds from divestitures, net of cash divested	0.1	160.9
Sale of property, plant and equipment	20.2	2.5
Purchase of marketable securities	(4.5)	(11.8)
Sale of marketable securities	10.4	14.5
Other items	3.3	—
Net cash flows from investing activities	(434.9)	(340.3)
Cash flows from financing activities:
Issuances of commercial paper, maturities greater than 90 days	392.6	298.6
Repayment of commercial paper, maturities greater than 90 days	(392.6)	(298.6)
Net issuance (repayments) of other short-term borrowings	(523.1)	706.3
Issuance of long-term debt	499.1	988.2
Repayment of long-term debt	(48.5)	(2,514.5)
Debt issuance costs	(2.5)	(6.2)
Repurchase of Conagra Brands, Inc. common shares	(50.0)	(298.1)
Payment of intangible asset financing arrangement	(12.6)	(12.9)
Cash dividends paid	(581.8)	(474.6)
Exercise of stock options and issuance of other stock awards, including tax withholdings	(11.3)	(0.1)
Other items	(7.3)	2.3
Net cash flows from financing activities	(738.0)	(1,609.6)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1.3)	7.7
Net change in cash and cash equivalents and restricted cash	3.1	(474.1)
Cash and cash equivalents and restricted cash at beginning of period	80.2	554.3
Cash and cash equivalents and restricted cash at end of period	$83.3	$80.2

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY22	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,158.8	$1,233.0	$230.8	$287.4	$2,910.0
Impact of foreign exchange	—	—	3.5	—	3.5
Organic Net Sales	$1,158.8	$1,233.0	$234.3	$287.4	$2,913.5

Year-over-year change - Net Sales	7.2%	3.4%	0.9%	21.5%	6.2%
Impact of foreign exchange (pp)	—	—	1.5	—	0.1
Net sales from divested businesses (pp)	—	0.9	—	0.1	0.5
Organic Net Sales	7.2%	4.3%	2.4%	21.6%	6.8%

Volume (Organic)	(7.2)%	(8.1)%	(3.2)%	4.5%	(6.4)%
Price/Mix	14.4%	12.4%	5.6%	17.1%	13.2%
Q4 FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$1,081.1	$1,192.9	$228.9	$236.6	$2,739.5
Net sales from divested businesses	—	(10.5)	(0.1)	(0.2)	(10.8)
Organic Net Sales	$1,081.1	$1,182.4	$228.8	$236.4	$2,728.7

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY22	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$4,697.4	$4,859.3	$970.8	$1,008.4	$11,535.9
Impact of foreign exchange	—	—	(16.2)	—	(16.2)
Organic Net Sales	$4,697.4	$4,859.3	$954.6	$1,008.4	$11,519.7

Year-over-year change - Net Sales	1.6%	1.8%	3.4%	19.1%	3.1%
Impact of foreign exchange (pp)	—	—	(1.7)	—	(0.1)
Net sales from divested businesses (pp)	0.9	0.9	0.2	0.3	0.8
Organic Net Sales	2.5%	2.7%	1.9%	19.4%	3.8%

Volume (Organic)	(4.4)%	(5.3)%	(5.2)%	10.7%	(3.8)%
Price/Mix	6.9%	8.0%	7.1%	8.7%	7.6%
FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$4,624.7	$4,774.6	$938.6	$846.8	$11,184.7
Net sales from divested businesses	(38.3)	(40.8)	(1.6)	(2.1)	(82.8)
Organic Net Sales	$4,586.4	$4,733.8	$937.0	$844.7	$11,101.9

FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$4,624.7	$4,774.6	$938.6	$846.8	$11,184.7
Impact of foreign exchange	—	—	1.4	—	1.4
Net sales from divested businesses 1	(38.3)	(40.8)	(1.6)	(2.1)	(82.8)
Organic Net Sales	$4,586.4	$4,733.8	$938.4	$844.7	$11,103.3

Year-over-year change - Net Sales	0.5%	4.7%	1.4%	(12.6)%	1.2%
Impact of foreign exchange (pp)	—	—	0.2	—	—
Impact of 53rd week (pp)	2.0	2.1	1.8	1.2	1.9
Net sales from divested businesses (pp)	3.7	0.7	0.4	1.4	2.0
Organic Net Sales	6.2%	7.5%	3.8%	(10.0)%	5.1%

Volume (Organic)	3.6%	3.8%	(0.5)%	(13.1)%	2.0%
Price/Mix	2.6%	3.7%	4.3%	3.1%	3.1%
FY20	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Total Conagra Brands
Net Sales	$4,600.6	$4,559.6	$925.3	$968.9	$11,054.4
Impact of 53rd week 2	(89.4)	(90.0)	(15.9)	(13.0)	(208.3)
Net sales from divested businesses 1	(191.1)	(64.2)	(5.6)	(17.7)	(278.6)
Organic Net Sales	$4,320.1	$4,405.4	$903.8	$938.2	$10,567.5
2-year compound growth	1.0%	3.2%	2.4%	2.0%	2.1%
Organic 2-year compound growth	4.3%	5.1%	2.8%	3.7%	4.4%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY22	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$162.9	$77.2	$5.6	$21.5	$(53.1)	$214.1
Restructuring plans	0.7	1.5	—	—	7.9	10.1
Acquisitions and divestitures	—	—	—	—	0.2	0.2
Brand impairment charges	90.7	103.9	14.4	—	—	209.0
Consulting fees on tax matters	—	—	—	—	1.1	1.1
Legal matters	—	—	—	—	(5.0)	(5.0)
Environmental matters					(6.5)	(6.5)
Fire related costs	0.9	2.8	—	7.6	—	11.3
Corporate hedging derivative losses (gains)	—	—	—	—	0.9	0.9
Adjusted Operating Profit	$255.2	$185.4	$20.0	$29.1	$(54.5)	$435.2

Operating Profit Margin	14.1%	6.3%	2.4%	7.5%		7.4%
Adjusted Operating Profit Margin	22.0%	15.0%	8.7%	10.1%		15.0%
Year-over-year % change - Operating Profit	(19.9)%	(34.4)%	(78.4)%	13.2%	(33.3)%	(25.2)%
Year-over year % change - Adjusted Operating Profit	17.0%	(6.4)%	(25.7)%	53.0%	(30.8)%	13.5%
Year-over-year bps change - Operating Profit	(476) bps	(360) bps	(892) bps	(55) bps		(310) bps
Year-over-year bps change - Adjusted Operating Profit	184 bps	(156) bps	(310) bps	208 bps		96 bps

Q4 FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$203.5	$117.5	$26.0	$19.0	$(79.6)	$286.4
Restructuring plans	1.9	6.9	—	—	7.1	15.9
Acquisitions and divestitures	—	—	—	—	1.0	1.0
Net gain on divestiture of businesses	(0.1)	(3.3)	—	—	—	(3.4)
Brand impairment charges	13.0	76.9	1.0	—	—	90.9
Consulting fees on tax matters	—	—	—	—	0.7	0.7
Legal matters	—	—	—	—	0.3	0.3
Corporate hedging derivative losses (gains)	—	—	—	—	(8.4)	(8.4)
Adjusted Operating Profit	$218.3	$198.0	$27.0	$19.0	$(78.9)	$383.4

Operating Profit Margin	18.8%	9.9%	11.4%	8.0%		10.5%
Adjusted Operating Profit Margin	20.2%	16.6%	11.8%	8.0%		14.0%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY22	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$859.5	$561.1	$106.7	$60.3	$(241.6)	$1,346.0
Restructuring plans	9.4	14.5	0.2	0.3	24.6	49.0
Impairment of businesses held for sale	26.3	28.9	—	14.9	—	70.1
Acquisitions and divestitures	—	—	—	—	2.4	2.4
Brand impairment charges	90.7	103.9	14.4	—	—	209.0
Consulting fees on tax matters	—	1.7	—	—	1.1	2.8
Proceeds received from the sale of a legacy investment	—	—	—	—	(3.3)	(3.3)
Legal matters	—	—	—	—	(19.6)	(19.6)
Environmental matters	—	—	—	—	(6.5)	(6.5)
Fire related costs	0.9	2.8	—	7.6	—	11.3
Corporate hedging derivative losses (gains)	—	—	—	—	(4.4)	(4.4)
Adjusted Operating Profit	$986.8	$712.9	$121.3	$83.1	$(247.3)	$1,656.8

Operating Profit Margin	18.3%	11.5%	11.0%	6.0%		11.7%
Adjusted Operating Profit Margin	21.0%	14.7%	12.5%	8.2%		14.4%
Year-over-year % change - Operating Profit	(21.3)%	(32.9)%	(19.0)%	(24.7)%	(33.8)%	(24.2)%
Year-over year % change - Adjusted Operating Profit	(8.5)%	(23.9)%	(8.6)%	3.8%	(9.3)%	(15.3)%
Year-over-year bps change - Operating Profit	(533) bps	(597) bps	(305) bps	(347) bps		(421) bps
Year-over-year bps change - Adjusted Operating Profit	(231) bps	(495) bps	(164) bps	(121) bps		(312) bps

FY21	Grocery & Snacks	Refrigerated & Frozen	International	Foodservice	Corporate Expense	Total Conagra Brands
Operating Profit	$1,092.7	$836.5	$131.8	$80.0	$(364.8)	$1,776.2
Restructuring plans	27.8	26.8	(0.1)	—	23.4	77.9
Acquisitions and divestitures	—	—	—	—	5.7	5.7
Net gain on divestiture of businesses	(55.1)	(3.3)	—	—	—	(58.4)
Brand impairment charges	13.0	76.9	1.0	—	—	90.9
Early extinguishment of debt	—	—	—	—	68.7	68.7
Consulting fees on tax matters	—	—	—	—	7.2	7.2
Legal matters	—	—	—	—	2.6	2.6
Corporate hedging derivative losses (gains)	—	—	—	—	(15.6)	(15.6)
Adjusted Operating Profit	$1,078.4	$936.9	$132.7	$80.0	$(272.8)	$1,955.2

Operating Profit Margin	23.6%	17.5%	14.0%	9.5%		15.9%
Adjusted Operating Profit Margin	23.3%	19.6%	14.1%	9.5%		17.5%

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

Q4 FY22	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$713.4	$499.3	$214.1	$136.9	$26.7	14.4%	$158.9	$0.33
% of Net Sales	24.5%	17.2%	7.4%
Restructuring plans	(0.1)	10.2	10.1	10.1	2.6		7.5	0.02
Acquisitions and divestitures	—	0.2	0.2	0.2	—		0.2	—
Corporate hedging derivative losses (gains)	0.9	—	0.9	0.9	0.2		0.7	—
Advertising and promotion expenses [2]	—	46.1	—	—	—		—	—
Brand impairment charges [3]	—	209.0	209.0	209.0	48.4		159.0	0.33
Consulting fees on tax matters	—	1.1	1.1	1.1	0.2		0.9	—
Legal matters	—	(5.0)	(5.0)	(5.0)	(1.2)		(3.8)	(0.01)
Environmental matters	—	(6.5)	(6.5)	(6.5)	(1.5)		(5.0)	(0.01)
Fire related costs	9.1	2.2	11.3	11.3	2.8		8.5	0.02
Unusual tax items	—	—	—	—	12.5		(12.5)	(0.03)
Adjusted	$723.3	$242.0	$435.2	$358.0	$90.7	22.3%	$314.4	$0.65
% of Net Sales	24.9%	8.3%	15.0%
Year-over-year % of net sales change - reported	(183) bps	127 bps	(310) bps
Year-over-year % of net sales change - adjusted	(147) bps	(127) bps	96 bps

Year-over-year change - reported	(1.1)%	14.7%	(25.2)%	(32.0)%	N/A		(48.6)%	(48.4)%
Year-over-year change - adjusted	0.3%	(7.8)%	13.5%	20.0%	28.4%		20.6%	20.4%

Q4 FY21	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$721.7	$435.3	$286.4	$201.3	$(75.2)	(32.0)%	$309.5	$0.64
% of Net Sales	26.3%	15.9%	10.5%
Restructuring plans	8.0	7.9	15.9	15.9	4.1	—	11.8	0.02
Acquisitions and divestitures	—	1.0	1.0	1.0	0.3	—	0.7	—
Corporate hedging derivative losses (gains)	(8.4)	—	(8.4)	(8.4)	(2.1)	—	(6.3)	(0.01)
Advertising and promotion expenses [2]	—	75.2	—	—	—	—	—	—
Net gain on divestiture of businesses	—	(3.4)	(3.4)	(3.4)	(5.6)	—	2.2	—
Brand impairment charges	—	90.9	90.9	90.9	21.0	—	69.9	0.14
Consulting fee on tax matters	—	0.7	0.7	0.7	0.2		0.5	—
Legal matters	—	0.3	0.3	0.3	—	—	0.3	—
Tax restructuring of Ardent Mills ownership interest	—	—	—	—	115.6		(115.6)	(0.24)
Capital loss valuation allowance	—	—	—	—	12.2	—	(12.2)	(0.03)
Rounding	—	—	—	—	—	—	—	0.02
Adjusted	$721.3	$262.7	$383.4	$298.3	$70.5	21.3%	$260.8	$0.54
% of Net Sales	26.3%	9.6%	14.0%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

3 Includes charges related to consolidated joint ventures. These charges are recorded at 100% for all line items before Net income attributable to Conagra Brands, Inc. Net income attributable to Conagra Brands, Inc. excludes Net income (loss) attributable to noncontrolling interests.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY22	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$2,838.8	$1,492.8	$1,346.0	$1,033.4	$290.5	24.6%	$888.2	$1.84
% of Net Sales	24.6%	12.9%	11.7%
Restructuring plans	21.8	27.2	49.0	49.0	12.1		36.9	0.08
Acquisitions and divestitures	—	2.4	2.4	2.4	0.6		1.8	—
Corporate hedging derivative losses (gains)	(4.4)	—	(4.4)	(4.4)	(1.1)		(3.3)	(0.01)
Advertising and promotion expenses [2]	—	244.6	—	—	—		—	—
Brand impairment charges [3]	—	209.0	209.0	209.0	48.4		159.0	0.33
Consulting fees on tax matters	—	2.8	2.8	2.8	0.7		2.1	—
Proceeds received from the sale of a legacy investment	—	(3.3)	(3.3)	(3.3)	(0.5)		(2.8)	(0.01)
Legal matters	—	(19.6)	(19.6)	(19.6)	(4.8)		(14.8)	(0.03)
Environmental matters	—	(6.5)	(6.5)	(6.5)	(1.5)		(5.0)	(0.01)
Fire related costs	9.1	2.2	11.3	11.3	2.8		8.5	0.02
Impairment of businesses held for sale	—	70.1	70.1	70.1	9.7		60.4	0.13
Unusual tax items	—	—	—	—	(8.9)		8.9	0.02
Adjusted	$2,865.3	$963.9	$1,656.8	$1,344.2	$348.0	23.4%	$1,139.9	$2.36
% of Net Sales	24.8%	8.4%	14.4%
Year-over-year % of net sales change - reported	(382) bps	40 bps	(421) bps
Year-over-year % of net sales change - adjusted	(378) bps	(47) bps	(312) bps

Year-over-year change - reported	(10.7)%	6.4%	(24.2)%	(26.7)%	49.9%		(31.6)%	(30.8)%
Year-over-year change - adjusted	(10.5)%	(2.4)%	(15.3)%	(15.4)%	(9.0)%		(11.6)%	(10.6)%

FY21	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$3,179.2	$1,403.0	$1,776.2	$1,410.3	$193.8	13.0%	$1,298.8	$2.66
% of Net Sales	28.4%	12.5%	15.9%
Restructuring plans	37.1	40.8	77.9	77.9	19.6		58.3	0.12
Acquisitions and divestitures	—	5.7	5.7	5.7	1.4		4.3	0.01
Corporate hedging derivative losses (gains)	(15.6)	—	(15.6)	(15.6)	(3.9)		(11.7)	(0.02)
Advertising and promotion expenses [2]	—	258.0	—	—	—		—	—
Net gain on divestiture of businesses	—	(58.4)	(58.4)	(58.4)	(29.2)		(29.2)	(0.06)
Brand impairment charges	—	90.9	90.9	90.9	21.0		69.9	0.14
Early extinguishment of debt	—	68.7	68.7	68.7	17.2		51.5	0.11
Consulting fees on tax matters	—	7.2	7.2	7.2	1.8		5.4	0.01
Legal matters	—	2.6	2.6	2.6	0.6		2.0	—
Tax restructuring of Ardent Mills ownership interest	—	—	—	—	115.6		(115.6)	(0.24)
Capital loss valuation allowance adjustment	—	—	—	—	37.0		(37.0)	(0.08)
Unusual tax items	—	—	—	—	7.6		(7.6)	(0.02)
Rounding	—	—	—	—	—		—	0.01
Adjusted	$3,200.7	$987.5	$1,955.2	$1,589.3	$382.5	22.9%	$1,289.1	$2.64
% of Net Sales	28.6%	8.8%	17.5%
Year-over-year % of net sales change - reported	66 bps	(213) bps	279 bps
Year-over-year % of net sales change - adjusted	50 bps	(73) bps	101 bps

Year-over-year change - reported	3.6%	(13.5)%	22.7%	45.4%	(3.7)%		54.6%	54.7%
Year-over-year change - adjusted	3.0%	(6.5)%	7.4%	14.6%	12.7%		15.6%	15.8%

CONAGRA BRANDS

FY20	Gross profit	Selling, general and administrative expenses	Operating profit [1]	Income before income taxes and equity method investment earnings	Income tax expense	Income tax rate	Net income attributable to Conagra Brands, Inc.	Diluted EPS from income attributable to Conagra Brands, Inc common stockholders
Reported	$3,069.6	$1,622.5	$1,447.1	$969.9	$201.3	19.3%	$840.1	$1.72
% of Net Sales	27.8%	14.7%	13.1%
Restructuring plans	33.2	105.7	138.9	139.5	32.7		106.8	0.22
Acquisitions and divestitures	—	5.3	5.3	5.3	1.4		3.9	0.01
Gain on Ardent JV asset sale	—	—	—	—	(1.0)		(3.1)	(0.01)
Corporate hedging losses (gains)	5.5	—	5.5	5.5	1.4		4.1	0.01
Advertising and promotion expenses 2	—	230.7	—	—	—		—	—
Environmental matters	—	6.6	6.6	6.6	1.6		5.0	0.01
Pension settlement and valuation adjustment	—	—	—	42.9	10.8		32.1	0.07
Impairment of business held for sale	—	59.0	59.0	59.0	4.0		55.0	0.11
Contract settlement gain	—	(11.9)	(11.9)	(11.9)	(3.0)		(8.9)	(0.02)
Loss on divestiture of businesses	—	1.7	1.7	1.7	(0.2)		1.9	—
Intangible impairment charges	—	165.5	165.5	165.5	38.5		127.0	0.26
Legal matters	—	3.5	3.5	3.5	0.9		2.6	0.01
Unusual tax items	—	—	—	—	51.2		(51.2)	(0.10)
Rounding	—	—	—	—	—		—	(0.01)
Adjusted	$3,108.3	$1,056.4	$1,821.2	$1,387.5	$339.6	23.2%	$1,115.3	$2.28
% of Net Sales	28.1%	9.6%	16.5%
2-year compound growth - reported	3.5%
2-year compound growth - adjusted	1.7%

1 Operating profit is derived from taking Income from continuing operations before income taxes and equity method investment earnings, adding back Interest expense, net and removing Pension and postretirement non-service income.

2 Advertising and promotion expense (A&P) has been removed from adjusted selling, general and administrative expense because this metric is used in reporting to management, and management believes this adjusted measure provides useful supplemental information to assess the Company’s operating performance.  Please note that A&P is not removed from adjusted profit measures.

3 Includes charges related to consolidated joint ventures. These charges are recorded at 100% for all line items before Net income attributable to Conagra Brands, Inc. Net income attributable to Conagra Brands, Inc. excludes Net income (loss) attributable to noncontrolling interests.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	May 29, 2022	May 30, 2021	% Change
Net cash flows from operating activities	$1,177.3	$1,468.1	(19.8)%
Additions to property, plant and equipment	(464.4)	(506.4)	(8.3)%
Free cash flow	$712.9	$961.7	(25.9)%

	Q4 FY22	Q4 FY21	Q4 FY20
Notes payable	$184.3	$707.4	$1.1
Current installments of long-term debt	707.3	23.1	845.5
Senior long-term debt, excluding current installments	8,088.2	8,275.2	8,900.8
Total Debt	$8,979.8	$9,005.7	$9,747.4
Less: Cash	83.3	79.2	553.3
Net Debt	$8,896.5	$8,926.5	$9,194.1

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

FY22
Net Debt	$8,896.5

Net income attributable to Conagra Brands, Inc.	$888.2
Add Back: Income tax expense	290.5
Income tax expense attributable to noncontrolling interests	—
Interest expense, net	379.9
Depreciation	316.1
Amortization	59.3
Earnings before interest, taxes, depreciation, and amortization (EBITDA)	$1,934.0
Restructuring plans [1]	34.8
Acquisitions and divestitures	2.4
Corporate hedging derivative gains	(4.4)
Consulting fees on tax matters	2.8
Impairment of businesses held for sale	70.1
Proceeds received from the sale of a legacy investment	(3.3)
Legal matters	(19.6)
Environmental matters	(6.5)
Fire related costs	11.3
Brand impairment charges [2]	207.0
Adjusted EBITDA	$2,228.6

Net Debt to Adjusted EBITDA	4.0

1 Excludes comparability items related to depreciation.

2 Excludes comparability items attributable to noncontrolling interests.

CONAGRA BRANDS

Conagra Brands, Inc.

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures

(in millions)

	Q4 FY22	Q4 FY21	% Change
Net income attributable to Conagra Brands, Inc.	$158.9	$309.5	(48.6)%
Add Back: Income tax expense (benefit)	26.7	(75.2)
Income tax benefit (expense) attributable to noncontrolling interests	0.4	(0.2)
Interest expense, net	96.2	98.4
Depreciation	75.0	83.2
Amortization	14.8	14.9
Earnings before interest, taxes, depreciation, and amortization	$372.0	$430.6	(13.6)%
Restructuring plans [1]	9.5	8.7
Acquisitions and divestitures	0.2	1.0
Corporate hedging derivative losses (gains)	0.9	(8.4)
Consulting fees on tax matters	1.1	0.7
Net gain on divestiture of businesses	—	(3.4)
Legal matters	(5.0)	0.3
Environmental matters	(6.5)	—
Fire related costs	11.3	—
Brand impairment charges [2]	207.0	90.9
Adjusted Earnings before interest, taxes, depreciation, and amortization	$590.5	$520.4	13.5%

1 Excludes comparability items related to depreciation.

2 Excludes comparability items attributable to noncontrolling interests.

	FY22	FY21	% Change
Net income attributable to Conagra Brands, Inc.	$888.2	$1,298.8	(31.6)%
Add Back: Income tax expense	290.5	193.8
Income tax expense attributable to noncontrolling interests	—	(0.8)
Interest expense, net	379.9	420.4
Depreciation	316.1	328.0
Amortization	59.3	59.7
Earnings before interest, taxes, depreciation, and amortization	$1,934.0	$2,299.9	(15.9)%
Restructuring plans [1]	34.8	45.0
Acquisitions and divestitures	2.4	5.7
Corporate hedging derivative losses (gains)	(4.4)	(15.6)
Early extinguishment of debt	—	68.7
Consulting fees on tax matters	2.8	7.2
Impairment of businesses held for sale	70.1	—
Proceeds received from the sale of a legacy investment	(3.3)	—
Net gain on divestiture of businesses	—	(58.4)
Legal matters	(19.6)	2.6
Environmental matters	(6.5)	—
Fire related costs	11.3	—
Brand impairment charges [2]	207.0	90.9
Adjusted Earnings before interest, taxes, depreciation, and amortization	$2,228.6	$2,446.0	(8.9)%

1 Excludes comparability items related to depreciation.

2 Excludes comparability items attributable to noncontrolling interests.